Exhibit 10.39

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS IDENTIFIED BY THREE ASTERISKS, AS FOLLOWS “* * *”, AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Addendum to the Commercial Contract

Nephros has the proprietary filters MD190 and MD220 for mid-dilution hemodiafiltration therapy. Bellco has long experience and know-how in the hemodialysis field with a strong presence in Europe and in major countries in other parts of the world. Bellco and Nephros have the intention of increasing their strategic partnership, including research and development, distribution and commercial agreements.

Based on these premises, this agreement, effective January 1, 2007, intends to outline modifications to the previous agreement for sale and distribution (dated January 7, 2004 between Nephros and Bellco).

1.	Contract conditions
a)	The current Bellco-Nephros commercial contract will be amended to reflect a term ending * * *. The parties agree to negotiate in good faith by * * * for a contract extension.

2.	MD Mid-Dilution Dialyzer
a)	Bellco will commit to purchasing a minimum of
a.	* * * MD dialyzers from January 1 to December 31, 2007;
b.	* * * MD dialyzers or from January 1 to December 31, 2008;
c.
Minimum increase of * * * filters per year over prior year actual thereafter. The parties agree to negotiate in good faith to revise this number upward upon introduction of the new Bellco/Nephros HDF machine.

d.	The * * * MD dialyzers scheduled from January 1 to April 30, 2007 are included in the total amount of * * * mentioned in the point 2.a)a.

b)
Rolling purchase order forecasts will be provided by Bellco, in multiples of full pallet quantities, within the first 5 business days of each month for the succeeding 6 month period (e.g., Bellco will provide a rolling forecast by December 7 for succeeding months January through June), for which months 1 and 2 (e.g. January and February) will be firm commitments. Nephros shall plan to ship on or before the 20th day of the month preceding the month of the forecast. In no event shall a monthly order be less than * * * of the annual minimum commitment for the year in which the order takes place.

c)
Any changes in membrane, dialyzer characteristics or manufacturer must be agreed on in writing between Bellco and Nephros, subject to Nephros’s ability to obtain a given membrane, the continuing availability or viability of a given manufacturer, and events of force majeur.

d)	Bellco shall provide a report of estimated MD Filter sales to Nephros on a quarterly basis, including:
a.	Number of MD Filters sold in the quarter;
b.	Number of (and names of) clinics using the MD Filters;
c.	Number of patients on on-going MD Filter therapy at each clinic.

e)	Nephros shall have the right to audit these sales figures on an annual basis. Bellco shall cooperate in such audit; and Nephros shall have the right to have third party auditors conduct such audit.

3.	Sales Territory
a)	Bellco will be the exclusive distributor for * * *.
b)	Bellco will be the exclusive distributor for these other countries out of the EU: * * *.
c)	Bellco will be the exclusive distributor for * * *.
d)	Nephros and Bellco will negotiate in good faith on a timely basis for non-exclusive distribution rights in * * *, and will negotiate separate order quantities for these countries accordingly.
e)	Bellco will not market the filter in any other territories without the express written permission of Nephros.

4.	Transfer Price
a)	Different country markets require different pricing; non-EU countries may have product prices lower than EU countries.
b)	The transfer price for the filter scheduled from January 1, 2007 to March 31, 2007 will be * * * in accordance with the previous agreement.
c)	The transfer price for the filter scheduled after March 31, 2007 will be * * *.
d)	Payment terms on filters are net 60 days, (by wire transfer to Nephros designated account) prorated interest accruing thereafter at 1.5% per month.

5.	Product and Patent Registrations
a)	To enter some new markets out of the EU, a product registration is required.
b)	All the documents and the technical dossiers required for the registration will be provided by Nephros.
c)	The registration cost for each country where it is incrementally required will be paid by Bellco.
d)	Patent costs to maintain required patents as determined by Nephros will be paid by Nephros.

6.	Clinical Trials and Support
a)	Bellco and Nephros recognize that it is mutually beneficial to have clinical trials, scientific presentations and articles to support the mid-dilution therapy.
b)
Bellco will conduct clinical trials only in the territories and centers that are covered under the commercial agreement.  Nephros will conduct clinical trials in the territories or centers that Bellco operates exclusively only by mutual agreement with Bellco.

c)	Bellco and Nephros will share all data from their clinical trials related to mid-dilution therapy.
d)	Any serious adverse events or technical problems involving the MD190 and MD 220 filters will be communicated to the other party as soon as possible (regardless of territory or who sold the dialyzer).

7.	Manufacturing
a)	Nephros will deliver product in minimum batches of * * * to any Bellco facility within * * * (FOB point of shipment). Other terms apply as specified in the Agreement.

8.	Assignment
a)
The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees; provided that the parties may assign this Agreement to an affiliate but shall remain fully responsible for the performance of this Agreement.

b)	In the event an eventual Bellco successor or assignee changes the commercial strategy for sale of the MD filters, Nephros shall have the option to void the exclusivity provisions of this Agreement.
c)	In the event of a change of control at Nephros, the successor or assignee shall have the right to renegotiate this contract after a one year waiting period following succession or assignment.

9. Interpretation
a)
In the event of any inconsistency between this Agreement and the original January 7, 2004 agreement between Nephros and Bellco, this Agreement shall govern.  All other provisions of the original January 7, 2004 agreement not otherwise amended or superseded herein shall remain in full force and effect.

10. Governing Law
a)
In the event of any dispute between the parties concerning the interpretation, performance of obligations, breaches, termination or enforcement of this contract, the Parties will make a best effort to settle the dispute by means of a discussion between senior managers of Nephros and Bellco, in light of the premises underlying this Agreement, the purpose of the Agreement, and the provisions set forth in this Agreement.

All disputes arising out of this contract will be settled by arbitration under the Rules of the Chamber of National and International Arbitration of Milan (Regolamento della Camera Arbitrale Nazionale ed Internazionale di Milano). The seat of the arbitration shall be Milan.  The language of the arbitration shall be English. The Arbitral Tribunal shall consist of three arbitrators appointed pursuant to those Rules.  The Arbitral Tribunal shall decide all disputes in accordance with the rules of law of Italy, with the only exception of disputes pertaining to intellectual property rights arising from Nephros intellectual property, which shall be settled by the American Arbitration Association in accordance with the rules of law of the State of New York, USA.

11. Authority
a)
The individuals executing this agreement have full power and authority to bind their respective companies hereunder and no further consent or approval is required of either party prior to this Agreement taking effect as of the effective date first above written.

Nephros    /s/ Norman Barta
                                 By Mr. Norman Barta
                                 Title: Chief Executive Officer

Bellco     /s/ Alberto Cantaluppi
                              By Mr. Alberto Cantaluppi
                              Title: Chief Executive Officer

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